Oct. 14, 2014 17:14 UTC

Double Crown Resources Announces Successful Settlement in Legal Issue Over Commodity Transport System and Plans to Move Forward with Development, Marketing

HENDERSON, Nev.--(BUSINESS WIRE)-- October 15, 2014 -- Double Crown Resources, Inc. (OTCQB: DDCC), a fully reporting company, (hereinafter, "Double Crown") is pleased to announce a settlement in principle has been reached concerning its previously disclosed complaint for declaratory judgment and opposing party's trade secret litigation with Synergy Natural Resources, LLC ("Synergy"). This positive resolution will now allow Double Crown to move forward with the final stages of plans to complete and introduce the company's own advanced and unique commodity transport system to the global industrial transport market.

At this time, Double Crown wishes to correct certain inaccuracies included in Synergy's press release of October 13, 2014. First, the Synergy release stated, "...all alleged charges against Synergy Natural Resources, LLC (SNR) by DDCC were dismissed on August 26, 2014." In actuality, a partial dismissal of Synergy's claims against Double Crown and DDCC Marketing was entered on August 26th. Specifically, the Court ordered, in part, that, "Synergy's claim under the Texas Uniform Trade Secrets Act against Double Crown and DDCC Marketing and its breach of contract claim against DDCC Marketing are dismissed with prejudice." (Order dated August 26, 2014, p.17). Double Crown's amended complaint filed on September 15, 2014 continued to seek declaratory relief and other tort claims against Synergy. Second, the role of the mediator was limited solely to facilitating the parties' settlement. No findings of facts or legal conclusions of law were made by the mediator as such would be beyond the scope of the mediator's role.

On October 6, 2014, following full-day mediation before former judge Alvin L. Zimmerman, Double Crown and Synergy representatives reached an agreement in principle regarding the previously disclosed litigation between the parties pending in the U.S. District Court for the Southern District of Texas. To avoid the cost and uncertainty of litigation, Double Crown, without admitting any liability, agreed to pay Synergy a total of $630,000 in cash within one year, plus three million shares of stock. In return, Synergy agreed to dismiss its remaining claims against, and indemnify, Double Crown regarding any third party claims arising from the Synergy's claims. Under the agreement, which is subject to the execution of final settlement documents and approval by the Court, both parties will be free to pursue their respective commodity transport container systems. This means Double Crown may continue developing and marketing its enhanced container system.

Double Crown's CEO, Jerold S. Drew stated, "Although we continue to believe that Synergy's claims lack merit, we are excited to resolve this dispute and move forward with executing our business plan, including worldwide marketing of our container system, for the benefit of our customers and shareholders. Now that we are putting the distraction of this legal dispute behind us, we anticipate being able to issue more news on our progress and developments in the balance of 2014."

About Double Crown Resources, Inc.

Double Crown Resources, Inc. is a natural resource exploration and development company holding a 100% interest in the Bateman gold & nickel prospect near Thunder Bay, Ontario, Canada. In addition, Double Crown is targeting new properties as well as oilfield supply & service projects that have the potential for near-term positive cash flow. The company is presently reviewing a number of new natural resource properties that are near to, or in production, located in North, South and Latin America. Multiple oilfield service projects are currently under active development. Double Crown Resources, Inc., originally founded in 2006, is based in Henderson, NV.

Neither this press release nor any related calls or discussions constitutes an offer to sell, or the solicitation of an offer to buy, any securities.

Forward-Looking Statements

You should not place undue reliance on forward-looking statements in this press release. This press release contains forward-looking statements that involve risks and uncertainties. Words such as "will," "anticipates," "believes," "plans," "goal," "expects," "future," "intends," and similar expressions are used to identify these forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks we face as described in this press release. For further information about Double Crown Resources, Inc., please refer to its website at **http://www.doublecrownresources.com/**.

Contacts

Double Crown Resources, Inc.
Jerold S. Drew, CEO & Chairman of the Board
10120 S. Eastern Ave. Suite 200
Henderson, Nevada 89052
Phone: (707) 961-6016
Email: **info@doublecrownresources.com**

Source: Double Crown Resources, Inc.